Exhibit 99.1

CONTACT: Adam Weiner or Andrea Calise

Kekst and Company

(212) 521-4800

Sizeler Property Investors, Inc. Files Court Motion To Dismiss

First Union Real Estate Equity & Mortgage Investments' Litigation

New Orleans, Louisiana, March 21, 2005 - Sizeler Property Investors, Inc. (NYSE:SIZ) today announced that it has filed in Maryland state court a motion to dismiss the belated attempt by First Union Real Estate Equity & Mortgage Investments (NYSE:FUR) to block Sizeler's successfully completed sale of 2.6 million Sizeler common shares to top-tier institutional shareholders.

The Maryland court previously denied, on March 15, 2005, First Union's request for a temporary restraining order seeking to block Sizeler's stock sale, noting that First Union had made its request after the transaction had already been completed.

Sizeler asserted that "this desperate attempt to use the court is an effort by First Union to salvage its self-serving scheme to destabilize Sizeler shareholders and disrupt Sizeler's long term business strategy. First Union is a vehicle of real estate speculator Michael Ashner to promote his self interests, through which he is trying to gain control of Sizeler's real estate holdings for his purposes."

Sizeler's motion to dismiss follows Sizeler commencing litigation last week in Maryland federal court, charging First Union with intentionally making false, incomplete and misleading Securities Exchange Commission ("SEC") filings with respect to First Union's investment in Sizeler. According to Sizeler's complaint, First Union has not disclosed to regulators, the public marketplace, or Sizeler shareholders its true agenda for owning Sizeler shares. That hidden agenda, supported by statements in the press by First Union's president, involves, among other things: destabilizing Sizeler, gaining control of decision making at Sizeler, and, once in such control, potentially liquidating Sizeler's assets to the benefit of First Union.

Sizeler stated: "The attempt by First Union to try to have the Maryland state court enjoin a long planned and successfully conducted initiative to enhance Sizeler's financial flexibility is an act of desperation by First Union as it sees the viability of its scheme against Sizeler and the company's shareholders threatened. Sizeler announced with its sale of the 2.6 million common shares, and, thus First Union and Ashner knew, that on a pro forma basis the offering is accretive to Funds From Operations ("FFO") and FFO per share for the year ending December 31, 2004. As Sizeler reported, and therefore First Union and Ashner were aware, the financing helps Sizeler to be well positioned to accelerate growth by developing and acquiring retail and multi-family properties and portfolios in fast--growing Southeastern U.S. markets in which Sizeler has significant experience and expertise."

Sizeler, in its motion, characterized First Union's legal attempt against it as "hastily-prepared".

The Motion emphasizes that First Union's rush to the courthouse "is moot because First Union seeks only injunctive relief and the event to be enjoined--a sale of securities--already had occurred by the time Sizeler learned of [First Union's] suit. No relief the Court now could enter would be effective to grant the relief First Union seeks. Moreover, the hastily-prepared Complaint should be dismissed because it states no cause of action and no legal basis or theory for relief."

Sizeler noted that it refused Ashner's demand in early Fall 2004, when First Union began acquiring Sizeler stock, to be named co-CEO of Sizeler. As Sizeler's motion states, First Union, since launching a proxy contest in December 2004, has taken nearly every opportunity available to level false accusations at Sizeler's management and board. First Union's attacks include a hastily drawn and poorly conceived letter to Sizeler's board (which First Union tried to market publicly), deceptive public filings with the SEC, and the present desperate litigation.

Sizeler said: "Ashner, First Union, and possible confederates, some of whom also may have purchased Sizeler stock, could have serious litigation issues but not against Sizeler. On the other hand, Ashner, First Union, and possible confederates have every reason to be concerned about Sizeler's litigation against First Union."

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